                         IN THE UNITED STATES DISTRICT COURT
                         FOR THE NORTHERN DISTRICT OF GEORGIA
                                   ATLANTA DIVISION



INVACARE CORPORATION AND        :
I.H.H. CORP.,                   :
                                :
              PLAINTIFFS,       :
                                :
         VS.                    :
                                :      CIVIL ACTION FILE
                                :      NO. 1:97-CV-0205-CC
                                :
HEALTHDYNE TECHNOLOGIES, INC.,  :
CRAIG B. REYNOLDS,              :
J. TERRY DEWBERRY,              :
ALEXANDER H. LORCH,             :
J. LELAND STRANGD,              :
JAMES J. WELLMAN and            :
J. PAUL YOKUBINAS,              :
                                :
         Defendants.            :


                       ANSWER OF HEALTHDYNE TECHNOLOGIES, INC.


    Healthdyne Technologies, Inc. ("Healthdyne"), by and through its attorneys, hereby answers the complaint in the above-captioned matter as follows:
         1. Healthdyne admits that on January 27, 1997, I.H.H. Corp. ("IHH") commenced a tender offer for Healthdyne shares at $13 per share (the "Invacare Offer" or "Offer") and that on January 24, 1997, Healthdyne's board of directors rejected a January 2, 1997 offer from Invacare Corporation ("Invacare") of $12.50 per share (the "Invacare Initial Proposal" or "Initial Proposal") without discussing the Initial Proposal with Invacare. By way of further answer, Healthdyne avers that its Board of Directors ( the "Board") fully considered the Initial Proposal before rejecting it in the January 24, 1997 press release. Healthdyne denies the remaining allegations in the first and second sentence of paragraph
1. Healthdyne denies information sufficient to form a belief as to the truth of the remaining allegations in paragraph 1.



         2. Healthdyne denies the allegations in paragraph 2, except that it admits that the Offer represents a 45% premium over the market price for Healthdyne's shares as of December 31, 1996. By way of further answer, Healthdyne avers that the Offer is grossly inadequate as discussed more fully in paragraph 21 below.

         3. Healthdyne denies the allegations in paragraph 3, except that it admits that it did not discuss the Invacare Initial Proposal with Invacare before it issued a January 24, 1997 press release rejecting the Initial Proposal, and that on January 23, 1997, Healthdyne's board of directors held a special meeting and amended its bylaws to delete the provisions specifying the date of the annual meeting and to elect to be governed by the Georgia Fair Price Statue. By way of further answer, Healthdyne avers that the Board fully considered the Initial Proposal before rejecting it in the January 24, 1997 press release.

         4.  Healthdyne denies the allegations in paragraph

 4, except that it admits that Healthdyne has a Shareholder Rights Plan and may, where appropriate, adopt other measure to protect Healthdyne and its shareholders.

         5.  Healthdyne denies the allegations in paragraph 5.

         6.  Healthdyne denies the allegations in paragraph 6.

         7. Healthdyne denies information sufficient to form a belief as to the truth of the allegation in paragraph 7.

         8. The allegations in paragraph 8 state legal conclusions to which no response is required. To the extent a response is required, Healthdyne denies the allegations in paragraph 8.

         9. The allegation in paragraph 9 state legal conclusions to which no response is required. To the extent a response is required, Healthdyne denies the allegations in paragraph 9.

         10. The allegations in paragraph 10 state legal conclusions to which no response is required. To the extent a response is required, Healthdyne denies the allegations in paragraph 10.

         11. Healthdyne denies information sufficient to form a belief as to the truth of the allegations in paragraph 11.

         12. Healthdyne denies information sufficient to form a belief as to the truth of the allegations in paragraph 12.

         13.  Healthdyne admits the allegations of paragraph 13.

         14.  Healthdyne admits the allegations of paragraph 14.

         15. Healthdyne admits the allegations of paragraph 15 and respectfully refers the Court to Invacare's Tender Offer Statement on Schedule 14D-1 ("Invacare's Schedule 14D-1") for the terms of the Invacare Offer.

         16. The allegations in paragraph 16 state legal conclusions to which no response is required. To the extent a response is required, Healthdyne denies the allegations in paragraph 16.

         17. Healthdyne denies information sufficient to form a belief as to the truth of the allegations in paragraph 17 and respectfully refers the Court to Invacare's Schedule 14D-1 for the terms of the Invacare Offer.

         18. Healthdyne denies information sufficient to form a belief as to the truth of the allegation in paragraph 18.

         19. Healthdyne denies information sufficient to form a belief as to the truth of the allegations in paragraph 19.

         20. Healthdyne denies the allegations in paragraph 20 and respectfully refers the Court to Invacare's Schedule 14D-1 for the terms of the Invacare offer.



         21. Healthdyne denies the allegations in paragraph 21, except that it admits that the Offer represents a 45% premium over the market price for Healthdyne's shares as of December 31, 1996, and that the closing quotation of Healthdyne shares on December 31, 1996 was $8.88 per share. By way of further answer, Healthdyne avers that the Offer of $13.00 per share is grossly inadequate, that it was made at a price which was below the market price for Healthdyne stock at the time of the Offer and well below the market price of Healthdyne stock of $14.25 only three days later, and that Healthdyne's stock traded as high as $14.75 per share as recently as June 1996.



         22.  Healthdyne denies the allegations in paragraph 22.



         23. The allegations of paragraph 23 state legal conclusions to which no response is required. To the extent a response is required, Healthdyne denies the allegation in paragraph 23.



         24. Healthdyne denies the allegation in the first two sentences of paragraph 24. The allegations in the last sentence of paragraph 24 state legal conclusions to which no response is required. To the extent a response is required, Healthdyne denies the allegations in the last sentence of paragraph 24.

         25. Healthdyne admits the allegations in paragraph 25 and further answers on information and belief that the alleged contact by Thomas Micklich occurred in July, 1996.



         26. Healthdyne denies information sufficient to form a belief as to the truth of the allegations in paragraph 26, except that it admits that Invacare's A. Malachi Mixon, III called Craig B. Reynolds about a possible sale of Healthdyne to Invacare, that Mr. Mixon's call was not returned by Mr. Reynolds but by Parker H. Petit who phoned Mr.Mixon and attempted to speak to him personally, but was informed by Mr. Mixon's office personnel that Mr. Mixon was out of the office for a few days and invited Mr. Petit to leave a voice mail for Mr. Mixon. By way of further answer, Healthdyne avers that Mr. Petit left Mr. Mixon a voice mail message stating, among other things, that Healthdyne's board had determined that it was not the time to sell the Company.



         27. Healthdyne admits the allegations of paragraph 27, and by way of further answer, avers that during this conversation, Mr. Reynolds asked Mr. Mixon whether he received

Mr. Petit's voice mail and that Mr. Mixon responded in the affirmative. Mr. Reynolds' also informed Mr. Mixon during this conversation that the decision not to sell Healthdyne reflected the position of the Company's entire board of directors



         28. Healthdyne admits the allegations of paragraph 28, except avers that Mr. Reynolds does not recall ever being informed that Mr. Mixon requested that Mr. Reynolds call him once Mr. Reynolds had reviewed the letter.

         29.  Healthdyne admits the allegations in paragraph 29.

         30.  Healthdyne admits the allegations in paragraph 30.

         31. Healthdyne admits that the January 10, 1997 letter from Mr. Mixon to Mr. Reynolds included the text quoted in paragraph 31, except that it denies information sufficient to form a belief as to why Invacare restated its offer to Healthdyne in the January 10, 1997 letter.



         32. Healthdyne admits that on January 10, 1997 it issued a press release, but neither admits nor denies the remaining allegations in paragraph 32 which purport to interpret or characterize the language of the press release, which in full context speaks for itself.



         33.  Healthdyne denies the allegations in paragraph

33, except that it admits that on January 24, 1997, Healthdyne issued a press release rejecting Invacare's Initial Proposal, that the Initial Proposal was rejected without discussion with Invacare, that Healthdyne filed a Form 8-K ("Healthdyne's 8-K") with the Securities and Exchange Commission indicating that on the previous day, January 23. 1997, Healthdyne's Board of Directors had amended Healthdyne's bylaws to (1) delete a provision specifying the date of the annual meeting of shareholders if not otherwise set by the Board, and (2) opt into the Fair Price Statute, O.C.G.A. Section 14-2-1110 through 14-2-1113 (the "Fair Price Act"). The Court is respectfully referred to Healthdyne's 8-K for its terms. By way of further answer, Healthdyne avers that its Board fully considered the Initial Proposal before rejecting it in the January 24, 1997 press release.

         34. Healthdyne denies the allegations in paragraph 34, except that it admits that it has no met with Invacare to discuss a business combination or merger with Invacare and has taken steps in response to the Offer. By way of further answer, Healthdyne avers that the Board fully considered Invacare's Initial Proposal and Offer before rejecting them.

         35.  Healthdyne denies the allegations in paragraph 35.

         36.  Healthdyne denies the allegations in paragraph 36.

         37. Healthdyne denies the allegations in paragraph 37, except that it admits that Healthdyne's shareholder rights plan (the "Rights Agreement") was adopted in accordance with the Georgia Business Corporation Code ("GBCC"), and that the Rights Agreement has a provision requiring approval of redemptions or amendments under certain circumstances by a majority of the Continuing Directors -- directors who were members of Healthdyne's board of directors prior to May 22, 1995 or who were subsequently elected to the board if such director was recommended or approved by a majority of the Continuing Directors. This Court is respectfully referred to Healthdyne's Schedule 14D-9 and the Rights Agreement which is incorporated therein by reference for a more complete discussion of the Rights Agreement.

         38.  Healthdyne admits the allegations in paragraph 38.

         39.  Healthdyne admits the allegations in paragraph 39.

         40.  Healthdyne admits the allegations in paragraph 40.

         41. Healthdyne denies the allegations in paragraph 41, except that it admits that the Rights Agreement contains a "flip-in" and "flip-over" feature and that these features operate somewhat differently from one another.

         42. Healthdyne admits the allegations in the first sentence of paragraph 42. Healthdyne denies the allegations in the second sentence of paragraph 42, except that it admits that the "flip-in" feature increases the number of shares the acquirer would have to purchase to consummate a merger.

         43. Healthdyne admits the allegations in the first sentence of paragraph 43. Healthdyne denies the allegations in the second sentence of paragraph 43, except that it admits that the "flip-over" feature would permit Healthdyne shareholders to purchase $100 worth of stock of an acquiror for $50.

         44. Healthdyne denies the allegations in paragraph 44.

         45. Healthdyne denies the allegations in paragraph 45, except that it admits that the Rights Agreement contains a Continuing Director provision as described in paragraph 37 above and in Healthdyne's Schedule 14D-9.

         46. Healthdyne admits that at the next annual meeting the Company's shareholders in theory could vote to replace all incumbent directors with new directors who support the Offer and proposed merger. Healthdyne neither admits nor denies the remaining allegations in paragraph 46 which purport to interpret or characterize the Rights Agreement and

Continuing Director provision, which in full context speak for themselves.

         47. Healthdyne denies the allegations in paragraph 47, except that it admits that under O.C.G.A. Sections 14-2-803 and 14-2-808 and Healthdyne's bylaws, Healthdyne shareholders have the right to elect and remove directors.

         48. Healthdyne denies the allegations in paragraph 48, except that it admits that under O.C.G.A. Section 14-2-801, duly elected directors are empowered to exercise all corporate powers and to direct the management of the business and affairs of a corporation.

         49.  Healthdyne denies the allegations in paragraph 49.

         50.  Healthdyne denies the allegations in paragraph 50.

         51.  Healthdyne denies the allegations in paragraph 51.

         52.  Healthdyne denies the allegations in paragraph 52.

         52.  Healthdyne denies the allegations in paragraph 53.

         54. Healthdyne admits the allegations in paragraph 54 to the extent they are consistent and denies the allegations to the extent they are inconsistent with the Fair

Price Statute. Healthdyne respectfully refers the Court to the Fair Price Statute for its terms, and to Invacare's Schedule 14D-1 for the terms of the Invacare Offer.

         55. Healthdyne admits the allegations in paragraph 55 to the extent they are consistent and denies the allegations to the extent they are inconsistent with the Fair Price Statute. Healthdyne respectfully refers the Court to the Fair Price Statute for its terms.

         56. Healthdyne admits the allegations in paragraph 56 to the extent they are consistent and denies the allegations to the extent they are inconsistent with the Fair Price Statute. Healthdyne respectfully refers the Court to the Fair Price Statute for its terms.

         57. Healthdyne admits the allegations in paragraph 57 to the extent they are consistent and denies the allegations to the extent they are inconsistent with the Fair Price Statute. Healthdyne respectfully refers the Court to the Fair Price Statute for its terms.

         58. Healthdyne admits the allegations in paragraph 58 to the extent they are consistent and denies the allegations to the extent they are inconsistent with the Fair Price Statute. Healthdyne respectfully refers the Court to the Fair Price Statute for its terms.

         59.  Healthdyne admits the allegations in paragraph 59.

         60. Healthdyne admits that it opted into the Business Combinations Statute in April, 1995.



         61. Healthdyne denies information sufficient to form a belief as to the price plaintiffs paid for any Healthdyne shares it acquired. Healthdyne admits that the Offer price is higher than the highest closing price of Healthdyne shares during the 30-day period including and immediately preceding January 10, 1997. The last sentence of paragraph 61 states a legal conclusion to which no response is required.



         62.  Healthdyne denies the allegations in paragraph 62.

         63. Healthdyne denies the allegations in the first sentence of paragraph 63. Healthdyne admits the remaining allegations in paragraph 63 to the extent they are consistent and denies the allegations to the extent they are inconsistent with the Georgia Business Statute, O.C.G.A. Sections 14-2-1131 through 14-2-1133 (the "Business Combination Statute"). Healthdyne respectfully refers the Court to the Business Combination Statute for its terms.

         64.  Healthdyne denies the allegations in paragraph 64.

         65.  Healthdyne denies the allegations in paragraph 65.

         66.  Healthdyne denies the allegations in paragraph 66.

         67. Healthdyne denies the allegations in paragraph 67, except that it admits that there is a controversy between the parties.

         68. Healthdyne repeats each answer to the allegations contained in paragraphs 1 through 67 of this Answer as if fully set forth herein.

         69. Healthdyne admits the allegations in paragraph 69 to the extent they are consistent and denies the allegations to the extent they are inconsistent with the GBCC, Chapter 2 of Title 14. The Court is respectfully referred to the GBCC for its terms.

         70. Healthdyne denies the last sentence of paragraph 70, and admits the remaining allegations in paragraph 70 to the extent they are consistent and denies the allegations to the extent they are inconsistent with O.C.G.A. Section 14-2-624 and the comment thereto.

         71.  Healthdyne denies the allegations in paragraph 71.

         72.  Healthdyne denies the allegations in paragraph 72.

         73. Healthdyne repeats each answer to the alle-gations contained in paragraphs 1 through 72 of this Answer as if fully set forth herein.

         74. Healthdyne denies the allegations in the first sentence of paragraph 74. Healthdyne denies the remaining allegations of paragraph 74 to the extent they are inconsistent and admits the allegations to the extent they are consistent with the Williams Act (Sections 14(d) - (e) and 28 of the Securities Exchange Act of 1934), 15 U.S.C. SS 78n (d) -(e) and 78bb, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, 17 C.F.R. S 40.14d-1 et seq. (collectively, the "Williams Act").

         75.  Healthdyne denies the allegations of paragraph 75.

         76. Healthdyne denies the allegations in the first sentence of paragraph 76 to the extent they are inconsistent and admits the allegations in the first sentence of paragraph 76 to the extent they are consistent with the Williams Act. Healthdyne denies the remaining allegations in paragraph 76.

         77.  Healthdyne denies the allegations in paragraph 77.

         78.  Healthdyne denies the allegations in paragraph 78.

         79. Healthdyne repeats each answer to the allegations contained in paragraphs 1 through 78 of this Answer as if fully set forth herein.

         80. Healthdyne denies the allegations in paragraph 80, except that it admits that Healthdyne's shares are held by shareholders outside of Georgia.

         81.  Healthdyne admits the allegations in paragraph 81.

         82.  Healthdyne denies the allegations in paragraph 82.

         83.  Healthdyne denies the allegations in paragraph 83.

         84.  Healthdyne denies the allegations in paragraph 84.

         85.  Healthdyne denies the allegations in paragraph 85.

         86. Healthdyne repeats each answer to the allegations contained in paragraphs 1 through 85 of this Answer as if fully set forth herein.

         87. Healthdyne denies the allegations of paragraph 87, except that it admits that the Offer represents a premium over the market price for Healthdyne shares on December 31, 1996, the trading day prior to the Initial Proposal. By way of further answer, Healthdyne avers that the Offer is grossly inadequate as discussed more fully in paragraph 21 above. Healthdyne respectfully refers the Court to Invacare's

Schedule 14D-1 for the terms of the Offer.

         88.  Healthdyne denies the allegations in paragraph 88.


         89.  Healthdyne denies the allegations in paragraph 89.

         90.  Healthdyne denies the allegations in paragraph 90.

         91. Healthdyne repeats each answer to the allegations contained in paragraphs 1 through 90 of this Answer as if fully set forth herein.

         92. Healthdyne admits the allegations of paragraph 92. Healthdyne respectfully refers the Court to the Fair Price Statute for its terms.

         93. Healthdyne denies the allegations of paragraph 93, except that it admits that the Offer represents a premium over the market price for Healthdyne shares on December 31, 1996, the trading day prior to the Initial Proposal. By way of further answer, Healthdyne avers that the Offer is grossly inadequate as discussed more fully in paragraph 21 above. Healthdyne respectfully refers the Court to Invacare's Schedule 14D-1 for the terms of the Offer.

         94.  Healthdyne denies the allegations in paragraph 94.

         95.  Healthdyne denies the allegations in paragraph 95.

         96.  Healthdyne denies the allegations in paragraph 96.

         97. Healthdyne repeats each answer to the allegations contained in paragraphs 1 through 96 of this Answer as if fully set forth herein.

         98. Healthdyne admits the allegations contained of paragraph 98. Healthdyne respectfully refers the Court to the Business Combination Statute for its terms.

         99. Healthdyne denies the allegations of paragraph 99, except that it admits that the Offer represents a premium over the market price for Healthdyne shares on December 31, 1996, the trading day prior to the Initial Proposal. By way of further answer, Healthdyne avers that the Offer is grossly inadequate as discussed more fully in paragraph 21 above. Healthdyne respectfully refers the Court to Invacare's Schedule 14D-1 for the terms of the Offer.

         100.  Healthdyne denies the allegations in paragraph 100.

         101.  Healthdyne denies the allegations in paragraph 101.

         102.  Healthdyne denies the allegations in paragraph 102.

         103. Healthdyne repeats each answer to the alle-gations contained in paragraphs 1 through 102 of this Answer as if fully set forth herein.

         104.  Healthdyne denies the allegations in paragraph 104.

         105.  Healthdyne denies the allegations in paragraph 105.

         106.  Healthdyne denies the allegations in paragraph 106.

         107. Healthdyne repeats each answer to the allegations contained in paragraphs 1 through 106 of this Answer as if fully set forth herein.

         108.  Healthdyne denies the allegations in paragraph 108.

         109.  Healthdyne denies the allegations in paragraph 109.

         110.  Healthdyne denies the allegations in paragraph 110.

         111.  Healthdyne denies the allegations in paragraph 111.

         112.  Healthdyne denies the allegations in paragraph 112.

         113. Healthdyne repeats each answer to the allegations contained in paragraphs 1 through 122 of this Answer as if fully set forth herein.

         114.  Healthdyne denies the allegations in paragraph 114.

         115.  Healthdyne denies the allegations in paragraph 115.

         116. Healthdyne repeats each answer to the allegations contained in paragraphs 1 through 115 of this Answer as if fully set forth herein.

         117. Healthdyne denies the allegations in paragraph 117. Healthdyne respectfully refers the Court to Invacare's Schedule 14D-1 for the terms of the Offer.

         118.  Healthdyne denies the allegations in paragraph 118.

         119.  Healthdyne denies the allegations in paragraph 119.


                                       DEFENSES

         120. The plaintiffs lack standing to assert a claim for breach of fiduciary duty.

         121. The allegations of the Complaint fail to state a claim for which relief can be granted.
                                        RELIEF

         WHEREFORE, Healthdyne prays for judgment as follows:

    (a) Denying each of the plaintiffs' requested prayers for relief in the Complaint;

    (b)  Dismissing the plaintiffs' Complaint, with prejudice:

    (c)  Entering judgment in favor of Healthdyne on all issues;  and

    (d) Awarding to Healthdyne such other and further relief to which the Court deems Healthdyne entitled.

    Dated this 27th day of February, 1997.

                        Respectfully submitted,

                        TROUTMAN SANDERS LLP

                        /s/ Winifred D. Simpson
                        _________________________
                        Winifred D. Simpson
                        Georgia Bar No. 648275
                        John M. Bowler
                        Georgia Bar No. 071770


NationsBank Plaza
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308-2216
(404) 885-3000

Of Counsel
----------
Edward P. Welch
Herbert W. Mondros
SKADDEN, ARPS, SLATE, MEAGHER & FLOM (DELAWARE)
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899
(302) 651-3000

ATTORNEYS FOR DEFENDANT
HEALTHDYNE TECHNOLOGIES, INC.

                         IN THE UNITED STATES DISTRICT COURT
                         FOR THE NORTHERN DISTRICT OF GEORGIA
                                   ATLANTA DIVISION

INVACARE CORPORATION AND        :
I.H.H. CORP.,                   :
                                :
              PLAINTIFFS,       :
                                :
         VS.                    :
                                :      CIVIL ACTION FILE
                                :      NO. 1:97-CV-0205-CC
                                :
HEALTHDYNE TECHNOLOGIES, INC.,  :
CRAIG B. REYNOLDS,              :
J. TERRY DEWBERRY,              :
ALEXANDER H. LORCH,             :
J. LELAND STRANGE,              :
JAMES J. WELLMAN AND            :
J. PAUL YOKUBINAS,              :
                                :
         Defendants.            :



                                CERTIFICATE OF SERVICE

    I hereby certify that I have this day served a copy of the foregoing ANSWER OF HEALTHDYNE TECHNOLOGIES, INC. upon the interested parties by telecopy and by depositing a copy of the same in the United States mail with adequate postage thereon addressed as follows:

              M. Robert Thornton
              Michael R. Smith
              David J. Onorato
              KING & SPALDING
              191 Peachtree Street, N.E.
              Atlanta, Georgia 30303

The 27th day of February, 1997

                                /s/ John M. Bowler
                                ----------------------
                                John M. Bowler